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                                                                    Exhibit 21.1



                        SUBSIDIARIES OF THE REGISTRANT



     As of June 30, 1997, FX Chicago, Inc. (formerly Index Futures Group, Inc.), a Delaware Corporation, and IFX, Limited (formerly Index FX Ltd.), a British Corporation, are the Registrant's subsidiaries. Stark Research, Inc., an Illinois corporation, is a majority-owned subsidiary of the Registrant. As of June 30, 1997, IMSI, Inc. (formerly Index Management Services, Inc.), an Illinois corporation, is the only subsidiary of FX Chicago, Inc. and is wholly-owned.